Exhibit 23.14

CONSENT OF VICKI SCHARNHORST

The undersigned hereby states as follows:

I, Vicki Scharnhorst, assisted with the preparation of the “NI 43-101 Technical Report, Mt. Todd Gold Project 50,000 tpd Preliminary Feasibility Study, Northern Territory, Australia” effective date January 24, 2018, issue date March 2, 2018, for Vista Gold Corp. (the Company”), portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports and the reference to my name as set forth in the Form 10-K.

/s/ Vicki Scharnhorst
Name: Vicki Scharnhorst

Date: May 18, 2018